Exhibit 99.1

Intercept Pharmaceuticals Reports Third Quarter 2014 Financial Results and Provides Business Updates

NEW YORK, November 6, 2014 (GlobeNewswire) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver and intestinal diseases, today reported financial results for the quarter and nine months ended September 30, 2014 and provided other general business updates. These results are included in Intercept’s Quarterly Report on Form 10-Q which has been filed with the Securities and Exchange Commission. Intercept will webcast an investor event on Monday, November 10, 2014 starting at 6:30 p.m. ET. During this webcast, management and key opinion leaders will review Intercept's development programs, including PBC and NASH.

Summary of Key Development Programs, Updates and Anticipated Milestones

•	NASH Program

o	Phase 3 program initiation anticipated in 1H 2015

o	Phase 2 lipid metabolism trial initiation anticipated in 2015

•	PBC Program

o	Fast Track designation granted by FDA

o	Phase 3 confirmatory trial protocol has been finalized after FDA consultations and initiation is planned for around year end 2014

•	Primary Sclerosing Cholangitis (PSC) Program

o	Double-blind phase 2 trial initiation anticipated around year end 2014

o	First clinical trial of OCA in this orphan indication with high unmet medical need

•	INT-767 Phase 1 Trial Initiation Anticipated in 2015

Financial Results

Nine Months Ended September 30, 2014

For the nine months ended September 30, 2014 and 2013, Intercept reported a net loss of $248.4 million and $55.4 million, respectively. Included in the net loss were non-cash charges related to the periodic revaluation of warrant liability of $170.8 million and $30.0 million and non-cash share-based compensation of $16.5 million and $6.5 million in each of the nine month periods ended September 30, 2014 and 2013, respectively.

Research and development (R&D) expenses increased to $56.6 million for the nine months ended September 30, 2014 from $18.4 million for the nine months ended September 30, 2013. The $38.2 million net increase is primarily the result of increased activities in the PBC development program for OCA. The increase in R&D includes an incremental $6.9 million in non-cash share-based compensation.

General and administrative (G&A) expenses increased to $22.7 million for the nine months ended September 30, 2014 from $8.4 million for the nine months ended September 30, 2013. The $14.3 million increase was primarily as a result of increased personnel and infrastructure to support the growth in the Company’s operations and increased pre-commercialization activities. The increase in G&A includes an incremental $3.1 million in non-cash share-based compensation.

Three Months Ended September 30, 2014

Intercept reported a net loss of $35.8 million and $31.7 million in each of the three month periods ended September 30, 2014 and 2013, respectively. Included in the net loss were non-cash charges related to the periodic revaluation of warrant liability of $0 and $20.8 million and non-cash share-based compensation of $5.2 million and $3.0 million in each of the three month periods ended September 30, 2014 and 2013, respectively.

Cash Position

As of September 30, 2014, Intercept had cash, cash equivalents and investment securities available for sale of approximately $272.8 million.

Investor Webcast November 10 at 6:30 p.m. ET

Intercept will webcast an investor event on Monday, November 10, 2014 starting at 6:30 p.m. ET. During this webcast, management and key opinion leaders will review Intercept's development programs, including PBC and NASH. The live event will be available on the investor page of Intercept’s website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time, no passcode required. A replay of the call will be available on Intercept’s website approximately two hours after the completion of the call and will be archived for two weeks.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH) and primary sclerosing cholangitis (PSC). OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities and the timing thereof, our potential development and regulatory milestones and the timeframes under which we anticipate such milestones may be achieved, the clinical utility of our selected endpoint and any potential consensus relating thereto, anticipated trends relating to our financial position, including the sufficiency of our cumulative cash, cash equivalents and investments securities, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of our development activities, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates we may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; our plans to research, develop and commercialize our product candidates; the election by our collaborators to pursue research, development and commercialization activities; our ability to attract collaborators with development, regulatory and commercialization expertise; our ability to obtain and maintain intellectual property protection for its product candidates; our ability to successfully commercialize our product candidates; the size and growth of the markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; our need for and ability to obtain additional financing; our estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; our ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Licensing revenue	$405	$445	$1,216	$1,296

Costs and expenses:
Research and development	8,392	27,380	18,358	56,593
General and administrative	3,115	9,136	8,402	22,742
Total operating expenses	11,507	36,516	26,760	79,335
Other income (expense)
Revaluation of warrants	(20,756)	-	(30,011)	(170,832)
Other income net	121	228	131	469
	(20,635)	228	(29,880)	(170,363)
Net loss	$(31,737)	$(35,843)	$(55,424)	$(248,402)
Net loss per common share, basic and diluted:	$(1.65)	$(1.69)	$(3.15)	$(12.07)
Weighted average number of shares of common stock outstanding, basic and diluted:	19,198,923	21,260,303	17,585,531	20,583,146

Condensed Consolidated Balance Sheet Information
(In thousands)

	Period Ended
	Dec. 31 2013	Sept. 30, 2014

Cash, cash equivalents and investment securities	$144,832	$272,806
Total assets	$150,319	$286,021
Working capital	$138,683	$262,593
Deferred revenue, total	$10,541	$10,244
Warrant liability, total	$50,112	$-
Total liabilities	$67,912	$24,959
Stockholders' equity	$82,406	$261,062

CONTACT:

For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.